 Hub Group, Inc. Reports Record Fourth Quarter 2004 Results and Stock Buy Back Plan

DOWNERS GROVE, IL, February 8, 2005, — Hub Group, Inc. (Nasdaq: HUBG) today reported record net income for the quarter ended December 31, 2004 of $7.0 million. This represents a 164% increase in fourth quarter net income versus the fourth quarter of 2003. Hub Group’s diluted earnings per share of $0.66 for the quarter ended December 31, 2004 represents an increase of 100% compared to last year’s fourth quarter diluted earnings per share of $0.33 on 31% higher average diluted shares outstanding in the 2004 period. Hub’s gross margin grew 10.4% to $46.1 million as compared to $41.7 million in the fourth quarter of 2003. As a percentage of revenue, gross margin increased to 11.9% this quarter from 11.6% in 2003 due to more effective yield management. Costs and expenses decreased 2.7% in the fourth quarter of 2004 to $34.0 million compared to $34.9 million in the fourth quarter of 2003, reflecting the benefits from the Company’s improved operating efficiencies and cost reduction efforts.

Hub’s revenue grew by 7.9% to $387.4 million as compared to $359.2 million in the fourth quarter of 2003 due primarily to price increases, mix and fuel surcharges. Fourth quarter intermodal revenue increased 3.2% to $270.3 million. Truckload brokerage revenue increased 15.5% to $61.6 million this quarter. Fourth quarter logistics revenue increased 32.4% to $39.0 million. Hub Group Distribution Services (HGDS) revenue increased to $16.5 million in the fourth quarter 2004 from $14.4 million in the same period last year.

FULL YEAR 2004

Revenue for the year was $1,426.8 million compared to $1,359.6 million in 2003, or an increase of 4.9%. Gross margin grew 5.2% to $179.5 million compared to 2003. Gross margin as a percentage of sales remained constant at 12.6% of sales.

Costs and expenses decreased 5.1% in 2004 to $139.0 million compared to $146.4 million in 2003, decreasing to 9.7% of revenue versus 10.8% in 2003. In addition, debt extinguishment costs of $7.3 million were recorded in the third quarter of 2004 due primarily to the $6.8 million in pre-payment penalties associated with the early extinguishment of debt as well as the write-off of deferred financing costs. Interest expense decreased to $4.3 million compared to $7.7 million in 2003 due to the lower average debt balance in 2004 as compared to 2003.

Net income was $17.3 million for 2004 or $1.84 diluted earnings per share compared to last year’s net income of $8.4 million or $1.07 diluted earnings per share. Adjusted net income, excluding the effect of the prepayment penalty and the write off of the deferred financing costs associated with the repayment of debt, was $21.5 million for 2004 or $2.29 diluted earnings per share compared to last year’s net income of $8.4 million or $1.07 diluted earnings per share.

As of December 31, 2004, the Company had $16.8 million of cash compared to zero at December 31, 2003. Debt was zero at year end 2004 versus $75.0 million at 2003 year end.

Note: A tabular reconciliation of the differences between the adjusted financial results for the twelve-month period ended December 31, 2004 and the Company’s financial results determined in accordance with generally accepted accounting principles in the United States of America (“GAAP”) are contained in the summary financial statements attached to this press release.

Commenting on the results, David P. Yeager, Vice-Chairman and Chief Executive Officer of Hub Group stated, “We are very pleased and proud of our results in 2004. Our disciplined focus on yield management, operating efficiency improvements and cost management has translated into record results in a challenging environment.”

STOCK BUY-BACK PLAN AND STOCK SPLIT

The Board of Directors has authorized the purchase of up to $30.0 million of Class A common stock. Hub intends to make repurchases from time to time as market and business conditions warrant. Repurchases may be made in the open market or in privately negotiated transactions. Hub intends to hold the repurchased shares in treasury for future use. This program replaces Hub’s previous plan to repurchase up to 500,000 shares of Class A common stock originally announced in November 2003 pursuant to which 116,700 shares had been repurchased.

In addition, the Board approved a 2 for 1 stock split. This split is subject to the approval by Hub’s shareholders of an increase in the authorized number of shares of Class A common stock. Hub intends to seek shareholder approval at its annual shareholders’ meeting which is scheduled for May 4, 2005. If approved by Hub’s shareholders, the stock split will be in the form of a 100 percent stock dividend, which will be tax-free to shareholders. The Board of Directors intends to set a record date and a payment date for the stock dividend following receipt of shareholder approval.

FULL YEAR 2005

Given the current operating environment, we are comfortable that the earnings for 2005 will be within the analysts’ range of $2.50 to $2.67 per diluted share. These estimates do not reflect the impact of a stock buy-back or stock split.

CONFERENCE CALL

Hub will hold a conference call at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Wednesday, February 9, 2005 to discuss its fourth quarter and full year 2004 results.

Hosting the conference call will be David P. Yeager, Vice-Chairman and CEO and Thomas M. White, Senior Vice-President, Chief Financial Officer and Treasurer.

This call is being webcast by Thomson/CCBN and can be accessed through the Investor Relations link at Hub Group’s Web site at http://www.hubgroup.com or individual investors can access the audio webcast at http://www.fulldisclosure.com and institutional investors can access the webcast at http://www.streetevents.com . The webcast is listen-only. Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please call ten minutes early by dialing (800) 237-9752. The conference call participant code is 72380302. The call will be limited to 60 minutes, including questions and answers. An audio replay will be available through the Investor Relations link on the Company’s Web site at http://www.hubgroup.com . This replay will be available for 30 days.

ABOUT HUB GROUP: Hub Group, Inc. is a leading non-asset based freight transportation management company providing comprehensive intermodal, truckload brokerage and logistics and distribution services. The Company operates through a network of over 30 offices throughout the United States, Canada and Mexico.

Certain prior year amounts have been reclassified to conform to the current year presentation.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about Hub Group’s or management’s 2005 earnings guidance, intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include the factors listed from time to time in Hub Group’s SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2003, our reports on Form 10-Q for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004 as well as our Prospectus dated June 28, 2004. Hub Group assumes no liability to update any such forward-looking statements.

SOURCE: HUB GROUP, INC.

CONTACT: Amy Lisek of Hub Group, Inc., +1-630-795-2214

HUB GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 16,806	$ —
Accounts receivable
Trade, net	141,078	125,754
Other	7,996	9,472
Deferred taxes	4,226	4,676
Prepaid expenses and other current assets	4,747	4,578

TOTAL CURRENT ASSETS	174,853	144,480
PROPERTY AND EQUIPMENT, net	19,487	27,855
GOODWILL, net	215,175	215,175
OTHER ASSETS	889	1,017

TOTAL ASSETS	$ 410,404	$ 388,527

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable
Trade	$ 115,819	$ 117,790
Other	1,660	2,555
Accrued expenses
Payroll	19,542	14,157
Other	15,100	11,592
Current portion of long-term debt	—	8,017

TOTAL CURRENT LIABILITIES	152,121	154,111
LONG-TERM DEBT, EXCLUDING CURRENT PORTION	—	67,017
DEFERRED TAXES	31,347	24,364
STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value, 2,000,000 shares authorized; no shares
issued or outstanding in 2004 and 2003	—	—
Common stock
Class A: $.01 par value; 12,337,700 shares authorized; 9,635,657 shares issued and outstanding in 2004; 7,410,700 issued and
7,390,500 outstanding in 2003	96	74
Class B: $.01 par value; 662,300 shares authorized; 662,296 shares
issued and outstanding in 2004 and 2003	7	7
Additional paid-in capital	182,365	115,820
Purchase price in excess of predecessor basis, net of tax benefit of $10,306	(15,458)	(15,458)
Retained earnings	64,611	47,332
Unearned compensation	(4,685)	(4,448)
Treasury stock, at cost (0 shares in 2004 and 20,200 shares in 2003)	—	(292)

TOTAL STOCKHOLDERS' EQUITY	226,936	143,035

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 410,404	$ 388,527

HUB GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Unaudited Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003
Revenue	$ 387,428	$ 359,196	$ 1,426,806	$ 1,359,614
Transportation costs	341,377	317,485	1,247,258	1,188,932

Gross margin	46,051	41,711	179,548	170,682

Costs and expenses:
Salaries and benefits	21,623	21,291	88,193	89,980
Selling, general and administrative	9,599	10,718	39,218	45,650
Depreciation and amortization of property and equipment	2,752	2,892	11,539	10,757

Total costs and expenses	33,974	34,901	138,950	146,387

Operating income	12,077	6,810	40,598	24,295

Other income (expense):
Interest expense	(308)	(1,711)	(4,276)	(7,691)
Interest income	95	43	260	160
Debt extinguishment expenses	—	—	(7,296)	—
Other, net	128	72	712	131

Total other expense	(85)	(1,596)	(10,600)	(7,400)

Income before provision for income taxes	11,992	5,214	29,998	16,895

Provision for income taxes	5,037	2,576	12,719	8,465

Net income	$ 6,955	$ 2,638	$ 17,279	$ 8,430

Basic earnings per common share	$ 0.70	$ 0.34	$ 1.96	$ 1.09

Diluted earnings per common share	$ 0.66	$ 0.33	$ 1.84	$ 1.07

Basic weighted average number of shares outstanding	9,895	7,723	8,800	7,712

Diluted weighted average number of shares outstanding	10,471	8,019	9,389	7,865

HUB GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2004	2003
Cash flows from operating activities:
Net income	$ 17,279	$ 8,430
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property and equipment	11,828	10,797
Deferred taxes	12,752	7,672
Compensation expense related to restricted stock	2,148	180
Gain on sale of assets	(294)	(59)
Other assets	128	457
Changes in working capital:
Accounts receivable, net	(13,849)	5,225
Prepaid expenses and other current assets	(168)	154
Accounts payable	(2,866)	(7,861)
Accrued expenses	8,893	6,503

Net cash provided by operating activities	35,851	31,498

Cash flows from investing activities:
Purchases of property and equipment, net	(3,166)	(4,384)

Net cash used in investing activities	(3,166)	(4,384)

Cash flows from financing activity:
Proceeds from stock offering	55,871	—
Proceeds from stock options exercised	7,394	232
Purchase of treasury stock	(4,110)	(292)
Net payments on revolver	(6,000)	(19,000)
Payments on long-term debt	(69,034)	(8,054)

Net cash used in financing activities	(15,879)	(27,114)

Net increase in cash and cash equivalents	16,806	—
Cash and cash equivalents beginning of period	—	—

Cash and cash equivalents end of period	$ 16,806	$ —

Supplemental disclosures of cash flow information
Cash paid for:
Interest	$ 2,995	$ 6,355

HUB GROUP, INC.
RECONCILIATION OF AS REPORTED FINANCIAL RESULTS TO AS ADJUSTED FINANCIAL RESULTS
(in thousands, except per share amounts)

	Year Ended December 31, 2004
	As Reported	Adjustments		As Adjusted
Operating Income	$ 40,598	$ —		$ 40,598
Interest (expense)	(4,276)	—		(4,276)
Interest income	260	—		260
Debt extinquishment expenses	(7,296)	(7,296	)a	—
Other, net	712	—		712

Income before provision for income taxes	29,998	(7,296)		37,294
Provision for income taxes	12,719	(3,064	)b	15,783

Net income	$ 17,279	$ (4,232)		$ 21,511

Basic earnings per common share	$ 1.96	$ (0.48)		$ 2.44

Diluted earnings per common share	$ 1.84	$ (0.45)		$ 2.29

Basic weighted average number of shares outstanding	8,800	8,800		8,800

Diluted weighted average number of shares outstanding	9,389	9,389		9,389

a) Fees and expenses related to our early extinquishment of 9.14% debt
   1) Pre-payment penalty of $6,804
   2) Write-off of related deferred financing costs of $492

b) Income taxes at 42.0%

         Note: The purpose of this reconciliation is to reflect as adjusted earnings excluding the one time costs associated with prepaying our debt.

HUB GROUP, INC.
MODAL REVENUE SUMMARY
(in thousnds)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
	2004	2004	2004	2004	2004

Intermodal	$236,321	$247,940	$259,958	$270,314	$1,014,533
Brokerage	50,960	56,778	56,124	61,604	225,466
Logistics	33,913	33,786	34,028	38,996	140,723

Total Core	321,194	338,504	350,110	370,914	1,380,722

HGDS	7,108	10,467	11,995	16,514	46,084

Consolidated	$328,302	$348,971	$362,105	$387,428	$1,426,806

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
	2003	2003	2003	2003	2003

Intermodal	$233,307	$234,413	$246,990	$262,013	$976,723
Brokerage	50,589	52,899	53,684	53,321	210,493
Logistics	29,917	28,472	30,766	29,446	118,601

Total Core	313,813	315,784	331,440	344,780	1,305,817

HGDS	15,471	15,866	8,044	14,416	53,797

Consolidated	$329,284	$331,650	$339,484	$359,196	$1,359,614

        Note:     HGDS transferred its Pharmaceutical business to Logistics in August 2004, resulting in an increase in
                      Logistics revenue of $4,315 for the year ended December 31, 2004.